Exhibit 99.4

SECOND SUPPLEMENT TO THE

DYNEGY INC. EXECUTIVE SEVERANCE PAY PLAN

ARTICLE I

INTRODUCTION.

Dynegy Inc., an Illinois corporation (the “Company”), and its participating subsidiaries and affiliated entities have heretofore established the Dynegy Inc. Executive Severance Pay Plan (the “Plan”). The Plan specifically provides that Dynegy Inc. may amend, modify or supplement the Plan at any time. This Second Supplement to the Dynegy Inc. Executive Severance Pay Plan (the “Second Supplement”) is hereby adopted as an amendment and supplement to the Plan on behalf of the Company and all of its subsidiaries and affiliates that participate in the Plan. The Second Supplement to the Plan is intended to provide severance benefits to certain Eligible Employees whose employment is terminated under certain circumstances on or after the date upon which occurs a “Change in Control”, as defined herein, of the Company. The severance benefits provided under the Second Supplement to the Plan shall be in lieu of the severance benefits, if any, that would have otherwise been provided under the Plan upon such termination of employment.

ARTICLE II

DEFINITIONS AND CONSTRUCTION.

2.1 Definitions. Where the following words and phrases appear in the Second Supplement to the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Change in Control” shall mean: (1) a merger of the Company with another entity, a consolidation involving the Company, or the sale of all or substantially all of the assets of the Company to another entity if, in any such case, (A) the holders of equity securities of the Company immediately prior to such transaction or event do not beneficially own immediately after such transaction or event equity securities of the resulting entity entitled to sixty percent (60%) or more of the votes then eligible to be cast in the election of directors (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of the Company immediately prior to such transaction or event or (B) the persons who were members of the Board immediately prior to such transaction or event do not constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event; (2) the dissolution or liquidation of the Company, in each case having substantially the effect specified in Section 12.30 of the Illinois Business

Corporation Act of 1983, as amended, but excluding a reorganization pursuant to chapter 11 of Title 11, U.S. Code, as amended; (3) a circumstance where any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than twenty percent (20%) (which percentage shall be increased to forty percent (40%) in the case of ownership or control by ChevronTexaco Corporation or a “group” of which ChevronTexaco Corporation is a part) of the combined voting power of the outstanding securities of, (A) if the Company has not engaged in a merger or consolidation, the Company, or (B) if the Company has engaged in a merger or consolidation, the resulting entity; (4) circumstances where, as a result of or in connection with, a contested election of directors, the persons who were members of the Board immediately before such election shall cease to constitute a majority of the Board; or (5) the Board (or the Compensation Committee of the Board) adopts a resolution declaring that a Change in Control has occurred. For purposes of the preceding sentence, (i) “resulting entity” in the context of a transaction or event that is a merger, consolidation or sale of all or substantially all assets shall mean the surviving entity (or acquiring entity in the case of an asset sale), unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of the Company receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, and (ii) subsequent to the consummation of a merger or consolidation that does not constitute a Change in Control, the term “Company” shall refer to the resulting entity and the term “Board” shall refer to the board of directors (or comparable governing body) of the resulting entity.

(c) “Change in Terms of Service” shall mean the occurrence, on the date upon which a Change in Control occurs or within one year thereafter, of any one or more of the following:

(1) a material reduction (unless a Covered Individual consents, in writing, to such material reduction) in the nature or scope of a Covered Individual’s authorities or duties from those applicable to such Covered Individual immediately prior to the date on which a Change in Control occurs determined by taking into consideration, among other factors, the Company’s status prior to a Change in Control as an independent corporation whose equity securities are publicly traded if the Covered Individual’s authorities or duties encompass or are affected by such matters (without limiting the scope of the foregoing, but by way of example, if a Covered Individual’s authorities or duties prior to a Change in Control involve handling issues associated with a corporation whose equity securities are publicly traded and the Covered Individual ceases to have such authorities or duties after a Change in Control, then a significant reduction in the nature or scope of the Covered Individual’s authorities or duties shall be deemed to have occurred);

(2) a reduction in a Covered Individual’s annual base salary from the annual base salary provided to such Covered Individual immediately prior to the date on which a Change in Control occurs; or

(3) a change in the location of a Covered Individual’s principal place of employment by fifty (50) miles or more from the location where he was principally employed immediately prior to the date on which a Change in Control occurs.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) “Company” shall mean Dynegy Inc., an Illinois corporation and any successor thereto.

(f) “Compensation” shall mean, with respect to each Covered Individual, the sum of the following:

(1) the greater of such Covered Individual’s annual base salary at the rate in effect (A) immediately prior to the Change in Control, (B) sixty (60) days prior to the date of such Covered Individual’s Involuntary Termination, or (C) the date of such Covered Individual’s Involuntary Termination; and

(2) the greater of such Covered Individual’s target annual bonus, which shall mean the midpoint of his target opportunity range, under any applicable Short Term Incentive Compensation Plans or Arrangements for (A) the fiscal year in which the Change in Control occurs, (B) any fiscal year beginning after the fiscal year in which the Change in Control occurs and before the fiscal year in which such Covered Individual’s Involuntary Termination occurs, or (C) the fiscal year in which such Covered Individual’s Involuntary Termination occurs.

(g) “Continuation Coverage Period” shall mean (1) with respect to a Level One Covered Individual (as defined in Section 2.1(k)), thirty-six (36) months, (2) with respect to a Level Two Covered Individual (as defined in Section 2.1(k)), thirty (30) months, (3) with respect to a Level Three Covered Individual (as defined in Section 2.1(k)), eighteen (18) months, and (4) with respect to a Level Four Covered Individual (as defined in Section 2.1(k)), twelve (12) months.

(h) “Covered Individual” shall mean an Eligible Employee who signs a letter at any time prior to the occurrence of a Change in Control agreeing to all of the terms and conditions of this Second Supplement to the Plan, including, but not limited to, the provisions of Section 3.5 of this Second Supplement to the Plan which require a Covered Individual to satisfy various obligations for the specified periods following his termination of employment. A Covered Individual shall cease to be a Covered Individual when he ceases to be an Eligible Employee, unless such Covered Individual is then entitled to payment of a severance benefit under this Second Supplement to the Plan. A Covered Individual entitled to payment of a severance benefit under this Second Supplement to the Plan shall remain a Covered Individual until the full amount of the severance benefit is paid.

(i) “Disability” shall mean a disability entitling a Covered Individual to benefits under a group long-term disability plan maintained by the Employer.

(j) “Effective Date” means, the date, specified on the signature page, that this Second Supplement to the Plan is to be effective; provided, that if a subsidiary (or affiliate) adopts the Plan after the date specified on the signature page, the Effective Date of this Second Supplement to the Plan for such subsidiary (or affiliate) and its Eligible Employees who are Covered Individuals shall be the date specified in the document by which the subsidiary (or affiliate) adopts the Plan.

(k) “Eligible Employee” shall mean each individual who, is employed as (1) the Company’s Chief Executive Officer (a “Level One Covered Individual”), (2) an Executive Vice President of the Company (a “Level Two Covered Individual”), (3) a Senior Vice President or a Vice President of the Employer, or any other individual (other than a Level One Covered Individual or a Level Two Covered Individual) who is eligible to participate in the Plan and who is employed at a level above Managing Director of the Employer (a “Level Three Covered Individual”), or (4) a Managing Director of the Employer (a “Level Four Covered Individual”). Notwithstanding the foregoing, if there is an employment agreement or severance agreement between an individual who would otherwise qualify as a Eligible Employee pursuant to the preceding sentence and the Employer, then such individual shall not be an Eligible Employee; provided, however, that if such employment agreement or severance agreement terminates by expiration of its term, then such individual shall be an Eligible Employee immediately upon the expiration of the term of such agreement.

(l) “Employer” shall mean the Company (and any successor) and each of its subsidiaries and affiliates (and any successors) that is treated as an Employer in accordance with the provisions of Section 4.2.

(m) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(n) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(o) “Incentive Compensation Plan” means any of the Employer’s stock option or other long term incentive plans, management incentive plans, and other incentive plans in existence on the Effective Date or any additional or successor plans, but excluding all Short Term Incentive Compensation Plans or Arrangements. The current Incentive Compensation Plans include, but are not limited to, the Dynegy Inc. 2002 Long Term Incentive Plan, the Dynegy Inc. 2000 Long Term Incentive Plan, the Dynegy Inc. 1999 Long Term Incentive Plan, the Dynegy Inc. 2001 Non-Executive Stock Incentive Plan, the Dynegy Inc. Mid-Term Incentive Award Program, and the Dynegy Inc. Employee Equity Option Plan.

(p) “Involuntary Termination” shall mean any termination of a Covered Individual’s employment with the Employer which:

(1) does not result from a voluntary resignation by such Covered Individual (other than a resignation pursuant to clause (2) of this Section 2.1(p)); or

(2) results from a resignation by such Covered Individual on or before the date which is sixty (60) days after the date the Covered Individual receives notice of a Change in Terms of Service;

provided, however, that the term “Involuntary Termination” shall not include a Termination for Cause or any termination as a result of such Covered Individual’s death or Disability.

(q) “Plan” shall mean the Dynegy Inc. Executive Severance Pay Plan, as amended from time to time.

(r) “Plan Administrator” shall have the meaning assigned to such term in the Plan; provided, however, that from and after the date upon which a Change in Control occurs, the Plan Administrator shall become the independent third party appointed pursuant to Section 4.7.

(s) “Second Supplement” shall mean this Second Supplement to the Dynegy Inc. Executive Severance Pay Plan, as amended from time to time.

(t) “Severance Amount Percentage” shall mean (1) with respect to a Level One Covered Individual, two hundred ninety-nine percent (299%), (2) with respect to a Level Two Covered Individual, two hundred fifty percent (250%), (3) with respect to a Level Three Covered Individual, one hundred fifty percent (150%), and (4) with respect to a Level Four Covered Individual, one hundred percent (100%).

(u) “Short Term Incentive Compensation Plan or Arrangement” means any of the Employer’s short term annual bonus plans in existence on the Effective Date or any additional or successor plans, including, but not limited to, the Dynegy Inc. Incentive Compensation Plan.

(v) “Termination for Cause” shall mean any termination of a Covered Individual’s employment with the Employer based upon a determination by the Plan Administrator appointed pursuant to Section 4.7 that the Covered Individual (1) has been convicted of a misdemeanor involving moral turpitude or a felony, (2) has failed to substantially perform his duties, (other than any such failure resulting from his incapacity due to a physical or mental condition) which results in a materially adverse affect upon the Employer, financial or otherwise, (3) has refused without proper legal reason to perform the Covered Individual’s duties and responsibilities, or (4) has breached any material corporate policy maintained and established by the Employer that is applicable to the Covered Individual, provided such breach results in a materially adverse effect upon the Employer, financial or otherwise.

2.2 Number and Gender. Wherever appropriate herein, a word used in the singular shall be considered to include the plural and the plural to include the singular. The masculine gender, where appearing in the Second Supplement to the Plan, shall be deemed to include the feminine gender.

2.3 Headings. The headings of Articles and Sections herein are included solely for convenience and if there is any conflict between such headings and the text of the Second Supplement to the Plan, the text shall control.

ARTICLE III

SEVERANCE BENEFITS.

3.1 Severance Benefits. If the employment by the Employer or a successor thereto of a Covered Individual shall be subject to an Involuntary Termination on the date upon which a Change in Control occurs or within one year thereafter, then that Covered Individual shall be entitled to receive, subject to the provisions of Sections 3.2, 3.4, 3.5 and 3.6, the following severance benefits:

(a) a lump sum cash payment in an amount equal to the Covered Individual’s Severance Amount Percentage multiplied by his

Compensation, which amount shall be paid by the Employer to the Covered Individual on or before the twentieth (20) day after the date of such Involuntary Termination;

(b) a lump sum cash payment (which shall be paid by the Employer at the same time the payment described in Section 3.1(a) is paid) in an amount equal to (1) the aggregate annual target opportunity under all applicable Short Term Incentive Compensation Plans or Arrangements that could have been earned by such Covered Individual for the fiscal year of the Company during which such Involuntary Termination occurs (determined as if all applicable goals and targets had been satisfied in full), multiplied by (2) a fraction, the numerator of which is the number of days during the period beginning on the first day of such fiscal year and ending on the date of such Involuntary Termination, and the denominator of which is three hundred sixty-five (365);

(c) all of the outstanding stock options, restricted stock awards and other equity based awards previously granted by the Employer to the Covered Individual shall become fully vested and immediately exercisable in full on the date of such Involuntary Termination and such stock options shall remain exercisable thereafter for the period provided under the plan(s) or the option agreement(s) pursuant to which such stock options were granted;

(d) such Covered Individual and those of his dependents (including his spouse) who were covered under the medical, dental and life insurance benefit plans maintained by the Employer on the day prior to the Involuntary Termination shall continue to be covered under such plans throughout the Covered Individual’s Continuation Coverage Period beginning on the date of the Involuntary Termination at a cost to the Covered Individual that is no greater than the lesser of (1) the cost of the coverage paid by the Covered Individual immediately prior to the Involuntary Termination or (2) the cost of the coverage paid by the Covered Individual immediately prior to the Change in Control; provided, however, that (A) the benefits and terms of each such coverage shall be no less favorable in the aggregate than that provided to such Covered Individual and his covered dependents immediately prior to the Change in Control and (B) coverage under a particular medical, dental or life insurance benefit plan shall end immediately upon the Covered Individual’s obtaining of new employment and eligibility for coverage under a similar welfare benefit plan maintained by the Covered Individual’s new employer (with such Covered Individual being obligated hereunder to accept the new coverage and promptly report such new coverage to the Company or its successor); provided, further, that if the continued coverage by the Employer will have adverse tax consequences to the Covered Individual as compared to the tax consequences associated with similar coverage provided to an active executive employee, then the

Employer shall provide identical coverage through individual policies that do not have such adverse tax consequences or otherwise pay to the Covered Individual a cash gross-up payment to make the Covered Individual whole (on an after-tax basis) for such adverse tax consequences. Nothing herein shall be deemed to adversely affect in any way the additional rights, after consideration of this extension period, of such Covered Individual and his eligible dependents to health care continuation coverage as required pursuant to Part 6 of Title I of ERISA; and

(e) out-placement services and benefits at least equivalent to those that would have been provided to such Covered Individual under the programs maintained by the Employer immediately prior to the Change in Control had such Covered Individual’s employment been involuntarily terminated immediately prior to the Change in Control.

3.2 Mitigation; Benefits Under Employment Agreement. Except as provided in Section 3.1(d), a Covered Individual shall not be required to mitigate the amount of any payment or benefit provided for in this Article III by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Article III be reduced by any compensation or benefit earned by the Covered Individual as the result of employment by another employer or by retirement benefits. The benefits under this Second Supplement to the Plan are in addition to any other benefits to which a Covered Individual is otherwise entitled; provided, however, that (a) the benefits under this Second Supplement to the Plan are not intended to duplicate the benefits to which a Covered Individual is entitled under an employment agreement or a severance agreement between such Covered Individual and the Employer, and if a Covered Individual is entitled to a severance payment under any such agreement, then the Covered Individual shall not be entitled to benefits under this Second Supplement to the Plan and (b) a Covered Individual who is entitled to receive benefits under this Second Supplement to the Plan shall not be eligible to receive any other benefits under the Plan, any other supplement thereto, or any other severance benefit plan maintained by the Employer or any of its affiliates.

3.3 Interest on Late Payments. If any cash payment provided for in Section 3.1 or Section 3.4 is not made when due, the Employer shall pay to the Covered Individual interest on the amount payable from the date that such payment should have been made under such Section until such payment is made, which interest shall be calculated at the rate of one percent (1%) per month (with a partial month counting as a full month).

3.4 Parachute Payments. Anything to the contrary herein notwithstanding:

(a) If the severance benefits provided for in Section 3.1, together with any other payments or benefits which a Level One Covered

Individual or a Level Two Covered Individual has the right to receive from the Employer (the “Payments”), would equal or exceed an amount equal to one hundred ten percent (110%) of three times the Covered Individual’s “base amount” (as defined in Section 280G(b)(3) of the Code) and would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), the Employer shall pay to the Covered Individual an additional payment (a “Gross-up Payment”) in an amount such that after payment by such Covered Individual of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, the Covered Individual retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. The Plan Administrator shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. The Covered Individual shall notify the Company immediately in writing of any claim by the Internal Revenue Service which, if successful, would require the Employer to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Plan Administrator) within five (5) days of the receipt of such claim. The Company shall notify the Covered Individual in writing at least five (5) days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Company decides to contest such claim, then the Covered Individual shall cooperate fully with the Company in such action; provided, however, the Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold the Covered Individual harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Company’s action. If, as a result of the Company’s action with respect to a claim, the Covered Individual receives a refund of any amount paid by the Employer with respect to such claim, then the Covered Individual shall promptly pay such refund to the Employer. If the Company fails to timely notify the Covered Individual whether it will contest such claim or the Company determines not to contest such claim, then the Employer shall immediately pay to the Covered Individual the portion of such claim, if any, which it has not previously paid to the Covered Individual.

(b) If a Covered Individual, who is not entitled to Payments under Section 3.4(a) above is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the severance benefits provided for in Section 3.1, together with any other payments or benefits which the Covered Individual has the right to receive from the Employer, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the severance benefits provided hereunder (beginning with any benefit to be paid in cash hereunder) shall be either (1) reduced (but not below zero) so that the present value of such total amounts received by the Covered Individual from the Employer will be one dollar ($1.00) less than three times the Covered Individual’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts received by the Covered Individual shall be subject to the excise tax imposed by Section 4999 of the Code or (2) paid in full, whichever produces the better net after-tax position to the Covered Individual (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax). The determination as to whether any such reduction in the amount of the severance benefits is necessary shall be made by the Plan Administrator in good faith. If a reduced cash payment is made and through error or otherwise that payment, when aggregated with other payments from the Employer (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times the Covered Individual’s base amount, the Covered Individual shall immediately repay the excess to the Employer upon notification that an overpayment has been made.

3.5 Confidentiality/Noncompete/Nonsolicitation. For purposes of this Section 3.5, the term “Company” shall refer to the Company and its subsidiaries and affiliates.

(a) A Covered Individual has access to certain information concerning the Company that is confidential and proprietary and constitutes valuable and unique property of the Company. The Covered Individual agrees that he will not, at any time after his Involuntary Termination, disclose to others, use, copy or permit to be copied, except pursuant to his duties on behalf of the Company or its successors, assigns or nominees, any secret or confidential information of the Company (whether or not developed by him) without the prior written consent of the Board. The term “secret or confidential information of the Company” (sometimes referred to herein as “Confidential Information”) shall include, without limitation, the Company’s plans, strategies, potential acquisitions, costs, prices, systems for buying, selling, and/or trading natural gas, natural gas liquids, crude oil, coal, and electricity, client lists, pricing policies, financial information, the names of and pertinent information regarding suppliers, computer programs, policy or procedure manuals, training and recruiting procedures, accounting procedures, the status and content of the Company’s contracts with its suppliers or clients, or servicing methods and techniques at any time used, developed, or investigated by the Company, before or during the Covered Individual’s tenure of employment to the extent any of the foregoing are (1) not generally available to the public and (2) maintained as confidential by the Company. The Covered Individual further agrees to maintain in confidence any confidential information of third parties received as a result of his employment and duties with the Company.

(b) On or before the date of the Covered Individual’s Involuntary Termination, he will deliver to the Company, as determined appropriate by the Company, all correspondence, memoranda, notes, records, client lists, computer systems, programs, or other documents and all copies thereof made, composed or received by him, solely or jointly with others, and which are in his possession, custody, or control at such date and which are related in any manner to the past, present, or anticipated business of the Company.

(c) To protect and safeguard the Company’s trade secrets and Confidential Information and also the Company’s goodwill with its suppliers and clients, for that period of time beginning on the date of the Involuntary Termination of a Level One Covered Individual or a Level Two Covered Individual (collectively an “Executive Covered Individual”) and ending twenty-four (24) months after such date, the Executive Covered Individual will not, within a fifty (50) mile radius of any location where the Company had an office at the time of such Involuntary Termination or any location where a client or supplier of the Company (which is a material client or supplier at the time of such Involuntary Termination) had an office at the time of such Involuntary Termination, without the prior written consent of the Board, directly or indirectly, engage in or be interested in (as owner, partner, shareholder, employee, director, agent, consultant or otherwise), any business which is a competitor of the Company, as hereinafter defined. For purposes of this Section 3.5(c), a “competitor of the Company” is any entity, including without limitation a corporation, sole proprietorship, partnership, joint venture, syndicate, trust or any other form of organization or a parent, subsidiary or division of any of the foregoing, which, during such period or the immediately preceding fiscal year of such entity, was engaged in the unregulated marketing, gathering, transportation or processing of natural gas or derivatives of natural gas or other hydrocarbons or electricity. Further, for purposes of this Section 3.5(c), the following entities shall not be deemed to be competitors of the Company: (1) a Local Distribution Company (“LDC”) to the extent that any purchases or sales by such LDC are only for consumption on its system, (2) a natural gas producer to the extent that such producer sells only its own production or production of other working interest owners in wells in which it owns an interest, (3) a natural gas pipeline company in the jurisdictional aspects of its business, i.e., other than a nonjurisdictional marketing affiliate or production affiliate (except as to such production affiliates own production as described in clause (2) of this Section 3.5(c)), or (4) an integrated regulated electric and/or gas utility, as long as the utility does not engage in the unregulated marketing of its generation or power trading other than that related to the generation and power marketing allocated to its own service areas. The terms of this Section 3.5(c) shall not apply to the Executive Covered Individual’s present or future investments in the securities of companies listed on a national securities exchange or traded on the over-the-counter market to the extent such investments do not exceed one percent (1%) of the total outstanding shares of such company.

(d) For a period of twenty-four (24) months after his Involuntary Termination, the Covered Individual shall not solicit, raid, entice, encourage or induce any person who at the time of such Involuntary Termination was an employee of the Company, to become employed by any person, firm or corporation, and the Covered Individual shall not approach any such employee for such purpose or authorize or knowingly approve the taking of such actions by any other person, firm or corporation or assist any such person, firm or corporation in taking such action.

(e) By accepting severance benefits under this Second Supplement to the Plan, the Covered Individual agrees that the foregoing restrictions contain reasonable limitations as to the time, geographical area, and scope of activity to be restrained and that these restrictions do not impose any greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company, including but not limited to, the protection of Confidential Information. The Covered Individual also agrees that the general public shall not be harmed by enforcement of this Section 3.5. Should any provision in this Section 3.5 be held unreasonably broad with respect to the restrictions as to time, geographical area, or scope of activity to be restrained, any such restriction shall be construed by limiting and reducing it to the extent necessary to render it reasonable, and as so construed, such provision shall be enforced. Accordingly, the Covered Individual agrees that if he violates any of the provisions of this Section 3.5, the Company would sustain irreparable harm and, therefore, in addition to any other remedies which the Company may have under this Plan or otherwise, the Company shall be entitled to an injunction from any court of competent jurisdiction restraining the Covered Individual from committing or continuing any such violation of this Section 3.5. The Covered Individual acknowledges that damages at law would not be an adequate remedy for violation of this Section 3.5, and therefore agrees that the provisions of this Section 3.5 may be specifically enforced against him in any court of competent jurisdiction. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Covered Individual.

3.6 No Benefits for Improper Conduct. Anything to the contrary herein notwithstanding, a Covered Individual who has engaged in conduct described in Section 2.1(v), whether or not such conduct resulted in a Termination for Cause, shall not be entitled to receive benefits under this Second Supplement to the Plan. If the Plan Administrator determines that a Covered Individual engaged in conduct described in Section 2.1(v), the Plan Administrator shall be entitled to recover, in any manner the Plan Administrator in its discretion deems necessary or appropriate for such recovery, from such Covered Individual any payment or benefit provided pursuant to this Article III and any and all expenses incidental to or necessary for such recovery.

ARTICLE IV

GENERAL PROVISIONS.

4.1 Relationship of the Second Supplement to the Plan. The Second Supplement to the Plan and the severance benefits described herein shall be subject to all of the terms and conditions of the Plan, including, without limitation, the administrative provisions of the Plan; provided, however, that (a) the provisions of Section II of the Plan (relating to eligibility), Section III.E. of the Plan (relating to rehired employees), and all provisions of the Plan relating to the execution and delivery of a release as a condition to the receipt of severance benefits shall not apply to the Second Supplement to the Plan, (b) the amount and type of severance payments and other benefits to be provided under the Second Supplement to the Plan shall be determined pursuant to Article III hereof rather than Section III of the Plan with the exception of the provisions of Section III.D of the Plan which shall apply, (c) from and after the date of a Change in Control, the Plan Administrator, with respect to the benefits offered under the Second Supplement to the Plan, shall be determined pursuant to Section 4.7 of the Second Supplement to the Plan rather than in accordance with the terms of the Plan, and (d) should an inconsistency or conflict exist between the specific terms of the Second Supplement to the Plan and those of the Plan, then the relevant terms of the Second Supplement to the Plan shall govern and control.

4.2 Other Participating Employers. Subject to the provisions of Section 4.3, each subsidiary and affiliate of the Company that participates in the Plan shall participate in the Second Supplement to the Plan as an Employer. The provisions of the Second Supplement to the Plan shall be applicable with respect to each Employer separately, and amounts payable hereunder shall be paid solely by the Employer which employs the particular Covered Individual; provided, however, that the determination of whether a Change in Control has occurred shall be made based solely on the application of that term to Dynegy Inc.

4.3 Amendment and Termination.

(a) The Second Supplement to the Plan may be amended, terminated or discontinued by the Board (or the Compensation Committee of the Board) in whole or in part, at any time and from time to time; provided, however, that the Second Supplement to the Plan may not be amended, terminated or discontinued (1) in any respect or at any time during the one-year period following a Change in Control (except for an amendment to the administrative provisions of the Second Supplement to the Plan that is required pursuant to applicable law) or, (2) to reduce the potential benefits provided under Sections 3.1(a), 3.1(c) and 3.4 or to adversely (from the perspective of employees of the Employer) modify the classification of individuals who will qualify as Covered Individuals during the period beginning on the date of a public announcement by the Company of a potential transaction that could result in a Change in Control and ending on the date such potential transaction is abandoned by the Company and any other parties thereto or has been consummated and resulted in a Change in Control (a “Potential Transaction Period”). Further, the Employer shall not take any action either during a Potential Transaction Period or on or after the date upon which a Change in Control occurs that would cause an individual who is, or who would otherwise be, a Covered Individual to lose eligibility under this Second Supplement to the Plan. The Second Supplement to the Plan shall automatically terminate one (1) year after the occurrence of a Change in Control; provided, however, that if, prior to such termination date, the contingency factors occur which either entitle or would entitle a Covered Individual to the benefits as provided herein, then the Second Supplement to the Plan shall remain in effect with respect to such Covered Individual in accordance with its terms. In addition, the termination of the Plan shall not terminate the obligations of the Employer and Covered Individuals under Sections 3.5, 4.1, 4.5, 4.6, 4.7 and 4.9.

(b) The Second Supplement to the Plan may not be amended, terminated, or discontinued except as expressly provided in this Section 4.3. For purposes of this Section 4.3, the termination of an Employer’s participation in the Plan (and, accordingly, but for the provisions of this Section 4.3, the termination of such Employer’s participation in the Second Supplement to the Plan pursuant to Section 4.2) shall be deemed to be an amendment to the Second Supplement to the Plan, but the commencement of participation by an Employer in the Plan (and, accordingly, participation by such Employer in the Second Supplement to the Plan pursuant to Section 4.2) shall not be considered an amendment to the Second Supplement to the Plan. In the event of an Employer’s termination of participation in the Plan including, but not limited to, the Second Supplement to the Plan, as provided herein, such Employer shall remain liable and responsible for all amounts payable by such Employer under the Plan including, but not limited to, the Second Supplement to the Plan.

4.4 Employment Status. The adoption and maintenance of the Second Supplement to the Plan shall not be deemed to be a contract of employment between the Employer and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to (a) give any person the right to be retained in the employ of the Employer, (b) restrict the right of the Employer to discharge any person at any time, (c) give the Employer the right to require any person to remain in the employ of the Employer, or (d) restrict any person’s right to terminate his employment at any time.

4.5 Indemnification. If a Covered Individual shall obtain any money judgment or otherwise prevail with respect to any litigation brought by such Covered Individual or the Employer to enforce or interpret any provision contained herein, the Employer, to the fullest extent permitted by applicable law, hereby indemnifies such Covered Individual for his reasonable attorneys’ fees and disbursements incurred in such litigation and hereby agrees (a) to pay in full all such fees and disbursements and (b) to pay prejudgment interest on any money judgment obtained by such Covered Individual from the earliest date that payment to such Covered Individual should have been made under the Second Supplement to the Plan until such judgment shall have been paid in full, which interest shall be calculated at the rate of one percent (1%) per month (with a partial month counting as a full month).

4.6 Payment Obligations Absolute. The Employer’s obligation to pay a Covered Individual the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Employer or any of its affiliates may have against such Covered Individual or anyone else. All amounts payable by the Employer shall be paid without notice or demand.

4.7 Plan Administrator. Prior to the date upon which a Change in Control occurs, the Board shall appoint a third party who is independent of the Employer to serve as Plan Administrator with respect to the Second Supplement to the Plan from and after such date. If for any reason the individual or entity so appointed resigns or is otherwise unwilling or unable to serve as Plan Administrator, then such individual or entity (or any successor thereto) shall appoint his or its own successor (who shall also be independent of the Employer). All fees and expenses of the Plan Administrator shall be paid by the Employer. Notwithstanding any other provision of the Plan or this Second Supplement to the Plan, the final decision with respect to any and all claims for benefits under this Second Supplement to the Plan shall be made by the Plan Administrator appointed pursuant to this Section 4.7.

4.8 Obligations Unfunded. All benefits due to a Covered Individual under the Plan are unfunded and unsecured and are payable out of the general funds of the Employer. One or more Employers may establish a “grantor trust” for the payment of benefits and obligations hereunder, the assets of which shall be at all times subject to the claims of creditors as provided for in such trust.

4.9 Withholding. Any benefits paid or provided pursuant to the Second Supplement to the Plan shall be subject to any required tax withholding.

4.10 Severability. Any provision in the Second Supplement to the Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4.11 Effect of Second Supplement to the Plan. The Second Supplement to the Plan is intended to supersede all prior oral or written policies of the Employer and all prior oral or written communications to Covered Individuals with respect to the subject matter hereof, and all such prior policies or communications are hereby null and void and of no further force and effect. Further, the Second Supplement to the Plan shall be binding upon the Employer and any successor of the Employer, by merger or otherwise, and shall inure to the benefit of and be enforceable by the Employer’s Covered Individuals. Any benefits paid or provided pursuant to the Second Supplement to the Plan shall be deemed to be a severance payment and not “compensation” for purposes of determining benefits under the Employer’s qualified plans (unless and to the extent that any such qualified plan expressly provides otherwise).

EXECUTED AND EFFECTIVE this 20th day of November, 2003.

[Must be signed by “Executive Vice President of Administration and Technology”. - See Section VI of Plan.]

DYNEGY INC.

By:	/s/ R. BLAKE YOUNG
Name:	R. Blake Young
Title:	EVP – Administration & Technology